1. Name and Address of Reporting Person
   GRAVITT, JOSEPH L.
   3308 N. Mitthoeffer Road
   Indianapolis, IN 46235
   USA
2. Issuer Name and Ticker or Trading Symbol
   The Finish Line, Inc. (FINL)
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Day/Year
   02/05/2003
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director                   ( ) 10% Owner
   (X) Officer (give title below) ( ) Other (specify below)
   SENIOR VICE PRESIDENT
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
+------------------------------+----------+----------+---------+--------------------------+--------------+-----------+------------+
|1. Title of Security          |2. Trans- |2A.Execu- |3. Trans-|4. Securities Acquired (A)|5. Amount of  |6. Owner-  |7. Nature   |
|                              |   action |   action |   action|   or Disposed of (D)     |Securities    |   ship    |   of In-   |
|                              |   Date   |   Date   |   Code  |                          |Beneficially  |   Form:   |   direct   |
|                              |          |          |         |                          |Owned         |   Direct  |   Bene-    |
|                              |  (Month/ |  (Month/ |         |                          |Following     |   (D) or  |   ficial   |
|                              |   Day/   |   Day/   +-----+---+-----------+---+----------+Reported      |   Indirect|   Owner-   |
|                              |   Year)  |   Year)  |Code |V  |Amount     |A/D|Price     |Transaction(s)|   (I)     |   ship     |
+------------------------------+----------+----------+-----+---+-----------+---+----------+--------------+-----------+------------+
Class A Common Stock            02/05/2003            M         2000        A   $7.6250                   D
Class A Common Stock            02/05/2003            S         -2000       D   $11.5000   2500           D

TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
+----------+--------+-------+-------+---------+-----------+---------------------+----------------+----------+-------+-------+------+
|1.        |2.      |3.     |3A.    |4.       |5.         |6.                   |7.              |8.        |9.     |10.    |11.   |
|          |        |       |       |         |           |                     |                |          |Number |Owner- |      |
|          |        |       |       |         |           |                     |                |          |of     |ship   |      |
|          |        |       |       |         |           |                     |                |          |Deriv- |Form of|      |
|          |        |       |       |         |           |                     |Title and Amount|          |ative  |Deriv- |      |
|          |        |       |       |         |           |                     |of Underlying   |          |Secur- |ative  |Nature|
|          |Conver- |Trans- |Execu- |         |Number of  |                     |Securities      |          |ities  |Secur- |of    |
|          |sion or |action |tion   |         |Derivative |Date Exercisable     +-------+--------+          |Benefi-|ity:   |In-   |
|          |Exercise|Date   |Date   |         |Securities |and Expiration Date  |       |Amount  |          |cially |Direct |direct|
|          |Price of|       |       |Transac- |Acquired(A)|(Month/Day/Year)     |       |or      |          |Owned  |(D) or |Bene- |
|Title of  |Deriv-  |(Month/|(Month/|tion Code|Disposed(D)+----------+----------+       |Number  |Price of  |       |In-    |ficial|
|Derivative|ative   | Day/  | Day/  +------+--+-----+-----+Date Exer-|Expira-   |       |of      |Derivative|       |direct |Owner-|
|Security  |Security|Year)  |Year)  |Code  |V |(A)  |(D)  |cisable   |tion Date |Title  |Shares  |Security  |       |(I)    |ship  |
+----------+--------+-------+-------+------+--+-----+-----+----------+----------+-------+--------+----------+-------+-------+------+
Stock       $1                                                        02/07/2012 Class A                     6000    D
Options                                                                          Common
(Right to                                                                        Stock
buy)
Stock       $5.3125                                                   01/20/2010 Class A                     12000   D
Options                                                                          Common
(Right to                                                                        Stock
buy)
Stock       $7.625   02/05/2         M               2000  03/23/1994 03/23/2003 Class A 2000     $7.6250    0       D
Options              003                                                         Common
(Right to                                                                        Stock
buy)
Stock       $7.99                                                     04/26/2011 Class A                     12000   D
Options                                                                          Common
(Right to                                                                        Stock
buy)
Stock       $9.47                                                     01/21/2009 Class A                     6500    D
Options                                                                          Common
(Right to                                                                        Stock
buy)
Stock       $11.3                                                     02/04/2013 Class A                     12000   D
Options                                                                          Common
(Right to                                                                        Stock
buy)
Stock       $14.125                                                   02/04/2008 Class A                     5000    D
Options                                                                          Common
(Right to                                                                        Stock
buy)
Stock       $16.31                                                    02/07/2012 Class A                     10000   D
Options                                                                          Common
(Right to                                                                        Stock
buy)
Stock       $20.25                                                    07/24/2008 Class A                     3000    D
Options                                                                          Common
(Right to                                                                        Stock
buy)
Stock       $21.5                                                     03/04/2007 Class A                     5000    D
Options                                                                          Common
(Right to                                                                        Stock
buy)

Explanation of Responses:

SIGNATURE OF REPORTING PERSON
/s/ Gary Cohen

DATE
02/07/2003